MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of April 27, 2015 by and between Wall Street Management Corporation, a Massachusetts corporation (“WSMC”) and CG Asset Management LLC, a Delaware limited liability company (“CGAM”).
WHEREAS, WSMC provides investment advisory services to the CG Core Balanced Fund (the “Balanced Fund”), a series of CG Funds Trust (the “Trust”), as the investment adviser to the Balanced Fund;
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company;
WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, the Trust may establish separate series of shares, each corresponding to a separate investment portfolio, having established the Balanced Fund and may establish additional series of shares in the future (such existing and future series are collectively referred to herein as the “Funds” and each a “Fund”);
WHEREAS, WSMC desires to retain CGAM to furnish administrative and management services other than investment advisory services on behalf of WSMC and the Funds, in the manner and on the terms and conditions set forth herein;
WHEREAS, CGAM is willing to furnish administrative and management services other than investment advisory services on behalf of WSMC and the Funds, in the manner and on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, WSMC and CGAM hereby agree as follows:
ARTICLE 1
 EMPLOYMENT OF CGAM
1.1            WSMC hereby employs CGAM to manage and administer, or, subject to its oversight, arrange for the management and administration of the affairs of the Trust and the affairs of each Fund, as applicable, for the period and upon the terms herein set forth.
1.2            CGAM accepts such employment and agrees during such period at its own expense to render the services, or, subject to its oversight, to arrange for the services to be rendered, and to assume the obligations herein set forth for the compensation herein provided.
1.3            The services of CGAM herein provided are not to be deemed exclusive and CGAM shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.
1.4            WSMC and the Trust shall be free to retain at their expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 2
 DUTIES OF CGAM
2.1            Administrative Services. Subject to the terms of this Agreement, CGAM shall provide the services with respect to WSMC and to each Fund as applicable as set forth in Schedule A attached hereto, as that Schedule may be amended from time-to-time, and shall provide other reasonable services requested by WSMC or the Board of Trustees of the Trust (the “Board”), or otherwise agreed upon by the parties from time-to-time.
2.2            Subcontractors. In connection with the services to be provided by CGAM under this Agreement, CGAM may to the extent that it deems appropriate, make use of subcontractors selected by CGAM, provided that CGAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CGAM or such parties.
ARTICLE 3
 ALLOCATION OF CHARGES AND EXPENSES
CGAM shall provide executive, administrative, clerical and other personnel necessary to perform the services set forth herein and shall pay the salaries and other costs of employing all of these persons. CGAM, at the direction of WSMC, shall pay any expenses of a Fund, except for investment advisory fees, payments under a Fund’s 12b-1 plan, if any, brokerage expenses, taxes, interest, litigation expenses and Acquired Fund Fees and Expenses (as that term is used in Form N-1A).
ARTICLE 4
 COMPENSATION OF CGAM
In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement WSMC will pay to CGAM, as compensation for the services provided by CGAM under this Agreement, an annual fee as set forth in Schedule B attached hereto, as that Schedule may be amended from time-to-time or otherwise agreed upon by the parties.  Such fee shall be calculated and paid monthly. WSMC shall pay CGAM as soon as practical after the last day of each calendar month, but no later than ten (10) business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of each Fund in accordance with such Fund’s prospectus. Notwithstanding anything to the contrary herein, WSMC has agreed that pursuant to the terms of any Operating Expenses Limitation Agreement in effect between WSMC and the Trust, WSMC may, from time to time, be required to subsidize certain of a Fund’s operating expenses and/or waive some or all of the advisory fee payable to WSMC. In the event that in any fiscal year WSMC has waived some or all of the advisory fee payable to WSMC, CGAM shall waive its fee under this Agreement, in the same proportion to which the advisory fee was waived.  CGAM’s fee shall be subject to recoupment to the same extent the advisory fee is subject to recoupment.

ARTICLE 5
 LIMITATIONS OF LIABILITY
5.1            Limitations of Liability of CGAM. CGAM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, WSMC or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of WSMC, or who may become an officer, Board member, employee or agent of WSMC shall be deemed, when rendering services to any Fund or WSMC or acting with respect to any business of such Fund or WSMC, to be rendering such service to or acting solely for the Fund or WSMC and not as an officer, director, employee, or agent or one under the control or direction of CGAM even though paid by CGAM.
5.2            Limitation of Liability of the Trust. CGAM is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust, if any, under this contract shall be limited in all cases to the Trust and its assets. CGAM shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall CGAM seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. CGAM understands that the rights and obligations of each series of shares of the Trust under the Declaration of Trust are separate and distinct from those of any and all other series.
ARTICLE 6
 BOOKS AND RECORDS
6.1            CGAM shall keep all books and records in connection with the services provided hereunder on behalf of the Trust as required pursuant to Rule 31a-1 under the 1940 Act.
6.2            The books and records CGAM maintains pertaining to the Trust, which are in the possession or under the control of CGAM, shall be the property of the Trust. The Trust and authorized persons shall have access to such books and records at all times during CGAM’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by CGAM to the Trust or to an authorized person, at the Trus’s expense.
ARTICLE 7
 DURATION AND TERMINATION OF THIS AGREEMENT
7.1            Effective Date and Term. This Agreement shall become effective as of the date first written above and shall continue in effect from year to year unless terminated as set forth in Section 7.2.

7.2            Termination.
(a)            As to any Fund or the Trust, this Agreement may be terminated at any time, without penalty, by WSMC or by vote of the Board, on the one hand, or by CGAM, on the other hand, on sixty (60) days’ written notice to the other party.
(b)            WSMC or the Board also may terminate this Agreement at any time for cause.
ARTICLE 8
 AMENDMENTS OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
ARTICLE 9
 NOTICE
Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To CGAM at:

CG Asset Management LLC
733 Third Avenue, 24th Floor
New York, New York 10017
Attn:  Michael  R. Linburn

To WSMC at:

Wall Street Management Corporation
733 Third Avenue, 24th Floor
New York, New York 10017
Attn:  Michael R. Linburn

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth business  day after the date of the mailing thereof.
ARTICLE 10
 AMENDMENTS OF THIS AGREEMENT
CGAM is authorized to vote proxies and handle corporate actions received on securities held in a Fund. WSMC represents that such authority is not expressly reserved to any other party under the documents governing the Funds. All proxies will be voted in accordance with the written policies of WSMC and the Trust in effect from time to time, receipt of which CGAM hereby acknowledges, and all corporate actions will  be handled by CGAM in the best interests of the Funds and their shareholders. WSMC and the Trust shall instruct the Funds’ custodian to forward promptly to CGAM receipt of all such communications and to follow CGAM’s instructions concerning the same. CGAM shall not be responsible for voting proxies or handling corporate actions not timely received.

ARTICLE 11
 MISCELLANEOUS PROVISIONS
11.1            Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
11.2            Third Party Beneficiary. The Trust and the Funds are intended third party beneficiaries of this Agreement and are entitled to enforce any rights established hereunder otherwise enforceable by WSMC.
11.3            Confidentiality. CGAM will treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except (i) after prior written notification to the Trust, to respond to requests that are a part of routine regulatory audits or inspections, or (ii) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where CGAM may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust)
11.4            Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
11.5            Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
11.6            Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
11.7            Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.
11.8            Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

11.9            Cumulative Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.
WALL STREET MANAGEMENT CORPORATION
By: /s/Michael R. Linburn Name: Michael R. Linburn Title: President

CG ASSET MANAGEMENT LLC
By: /s/Michael R. Linburn Name: Michael R. Linburn Title: Secretary

SCHEDULE A

Schedule of Services

(a)	Regulatory Administration Services
(i)	Assist in assembling and distributing Board materials for meetings of the Board, including the drafting of agendas and resolutions for such meetings of the Board.
(ii)
Assist in preparing and coordinating the filing of post-effective amendments to a Fund’s registration statement (including post-effective amendments to the registration statement related to the addition of one or more series of shares) and any amendments or supplements thereto.

(iii)
Assist in preparing or assisting Fund counsel in the preparation and filing of notices of special meetings of shareholders and proxy materials relating to such meetings and coordinate and oversee additional function related to such meetings, including solicitation and proxy tabulation services.

(iv)	Assist in preparing and responding to regulatory examinations, requests and/or matters.
(v)	Oversee the provision of services to the Funds by third parties, including the Funds’ administrator and affiliates of WSMC.
(vi)
Provide to the Board periodic and special reports, as the Board may reasonably request, relating to the provision of services hereunder and also concerning the services of the Funds’ administrator, custodian and transfer agent.

(vii)	Provide research services and assistance.
(viii)
Maintain books and records with respect to the securities transactions for the Funds, furnish to WSMC and the Board such periodic and special reports as they may reasonably request with respect to a Fund, and provide in advance to WSMC all reports to the Board for examination and review within a reasonable time prior to the Board’s meetings.

(ix)	Provide trading services and assistance.
(x)	Vote proxies on behalf of the Funds.

SCHEDULE B

Management Services Fee

Annual fee of 0.34% of each Fund’s assets under management, calculated and paid monthly.